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                                                                EXHIBIT 10(n)

                                                              August 15, 1997



Mr. Michael K. Kaline
Malan Realty Investors, Inc.
30200 Telegraph Road
Suite 105
Bingham Farms, MI 48025

         Re:      Payments upon a Change in Control

Dear Mike:

         The purpose of this letter (the "Letter Agreement") is to provide you with certain benefits in the event of a Change in Control (as defined below) in consideration of your past services and the services you will render to Malan Realty Investors, Inc. (the "Company") in the future.

         In the event a Change in Control of the Company occurs while you are employed by the Company, you shall be entitled to receive, and the Company shall be obligated to pay, an amount equal to Five Hundred Thousand Dollars ($500,000) in a lump sum payment. Such payment shall be made within five (5) business days following the Change in Control. Payment provided hereunder shall be in addition to any salary and compensation paid or payable by the Company or an entity affiliated with the Company and shall not be contingent upon your termination of employment following a Change in Control. Payment provided under this Letter Agreement shall be subject to applicable federal and state withholding.

         Upon a Change in Control, you shall be entitled to receive, at the Company's expense, and continuing until your death, health insurance coverage under the Company's group health plan or alternative health insurance which provides comparable benefits to those provided under the Company's group health plan as of the date of the Change in Control. The above referenced Company-paid health insurance shall be available to you, your spouse, and your dependents who were covered under the Company's group health plan as of the date of the Change in Control. Health insurance coverage for your dependents shall continue until the date such dependents would no longer have been eligible for coverage under the Company's group health plan (determined in accordance with the terms of the group health plan in effect as of the date of the Change in Control).

         For purposes of this Letter Agreement, a "Change in Control" shall be deemed to have occurred if:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes a beneficial owner of



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Michael K. Kaline
August 15, 1997
Page 2


                  (or otherwise has the authority to vote), directly or indirectly, shares representing twenty percent (20%) or more of the total voting power of all of the Company's then outstanding shares of common stock, unless through a transaction arranged by or consummated with the prior approval of the Board of Directors; or

                  (ii) during any two consecutive years, individuals, who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the shareholders of the Company, of each new Director was approved by a vote of at least a majority of the Directors who were Directors at the beginning of the period.

         If the foregoing correctly sets forth our agreement, please sign where indicated below.


                                                  MALAN REALTY INVESTORS, INC.



                                                  By:
                                                     -------------------------
                                                  Its:
                                                      ------------------------

The foregoing is hereby acknowledged, confirmed and agreed to this _____ day of ____________________________, 1997.



----------------------------
Michael K. Kaline